Exhibit 99.1

Redwood Trust Announces Dividend Distribution Tax Information for 2024

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE: RWT, “Redwood” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today announced tax information regarding its dividend distributions for 2024.

Shareholders should check the tax statements they receive from their brokerage firms to confirm the Redwood dividend distribution information reported in those statements conforms to the information reported here. Set forth in this press release are Redwood's expectations with respect to the treatment of the Company’s 2024 dividend distributions for federal income tax purposes. Shareholders should consult their tax advisors to determine the amount of taxes that should be paid on Redwood's dividend distributions for federal, state, and other income tax purposes.

All common stock dividend distributions paid during 2024 are reportable on shareholders' 2024 federal income tax returns. Under the federal income tax rules applicable to real estate investment trusts (“REITs”), Redwood's 2024 common stock dividend distributions are expected to be characterized for income tax purposes as 6% ordinary income (Section 199A), 44% qualified dividends, and 50% return of capital.

Preferred stock dividend distributions paid in April, July, and October 2024 and in January 2025 are reportable on shareholders' 2024 federal income tax returns. Redwood's 2024 preferred stock dividend distributions are expected to be characterized for federal income tax purposes as 11% ordinary income (Section 199A) and 89% qualified dividends.

Due to Redwood’s classification as a REIT, the portion of both the 2024 common and preferred dividend distributions that can be characterized as qualified dividends is limited to Redwood’s qualified dividend income for the year. The amount characterized as ordinary income under the applicable federal income tax rules are generally taxed at full ordinary income tax rates.

Individual taxpayers may generally take a deduction from taxable income of 20% of their ordinary income REIT dividends under section 199A, provided that certain holding period requirements are satisfied. This deduction does not apply to REIT dividends classified as a return of capital, as qualified dividends, or as capital gain dividends.

For shareholders that are corporations, Redwood's dividend distributions are not generally eligible for the corporate dividends-received deduction or the 20% ordinary REIT dividend deduction.

The tables below provide more detailed information on the expected federal income tax characterization for each of Redwood's common and preferred stock dividend distributions that were attributable to 2024.

Common Stock (CUSIP 758075 40 2)

Record Dates	Payable Dates	Total Distribution Per Share	Box 1a Total Ordinary Dividends	Box 1b Qualified Dividends	Box 2a Total Capital Gain Dividends	Box 3 Non- Dividend Distributions	Box 5 Section 199A Dividends
03/21/2024	03/28/2024	$0.1600	$0.0792	$0.0701	$0.0000	$0.0808	$0.0091
06/21/2024	06/28/2024	$0.1600	$0.0792	$0.0701	$0.0000	$0.0808	$0.0091
09/23/2024	09/30/2024	$0.1700	$0.0843	$0.0746	$0.0000	$0.0857	$0.0097
12/23/2024	12/30/2024	$0.1800	$0.0891	$0.0789	$0.0000	$0.0909	$0.0102
	Total	$0.6700	$0.3318	$0.2937	$0.000	$0.3382	$0.0381

Preferred Stock (CUSIP 758075 80 8)

Record Dates	Payable Dates	Total Distribution Per Share	Box 1a Total Ordinary Dividends	Box 1b Qualified Dividends	Box 2a Total Capital Gain Dividends	Box 3 Non- Dividend Distributions	Box 5 Section 199A Dividends
04/01/2024	04/15/2024	$0.6250	$0.6250	$0.5534	$0.0000	$0.0000	$0.0716
07/01/2024	07/15/2024	$0.6250	$0.6250	$0.5534	$0.0000	$0.0000	$0.0716
10/01/2024	10/15/2024	$0.6250	$0.6250	$0.5534	$0.0000	$0.0000	$0.0716
01/01/2025	01/15/2025	$0.6250	$0.6250	$0.5534	$0.0000	$0.0000	$0.0716
	Total	$2.5000	$2.5000	$2.2136	$0.000	$0.000	$0.2864

No portion of Redwood's 2024 common or preferred dividend distributions is expected to consist of unrelated business taxable income (“UBTI”), subject to specialized tax reporting and other rules applicable for certain tax-exempt investors.

If you have questions, please consult your tax advisor for further guidance.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors through our best-in-class securitization platforms, whole-loan distribution activities, and our publicly traded shares. We operate our business in three segments: Residential Consumer Mortgage Banking, Residential Investor Mortgage Banking and Investment Portfolio. Through RWT Horizons®, our venture investing initiative, we invest in early-stage companies that have a direct nexus to our operating platforms. Additionally, through Aspire, we directly originate home equity investment options to homeowners and purchase expanded home loan products from mortgage originators. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to Redwood’s expectations with respect to the treatment of our 2024 dividend distributions for federal income tax purposes. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2023 under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT

Kaitlyn Mauritz

SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com